UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 27, 2012

Commission File Number:  1-33001

Enova Systems, Inc.
(Exact name of small business issuer as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)
95-3056150
(IRS Employer Identification No.)

1560 West 190th Street, Torrance, California 90501
(Address of principal executive offices)

310-527-2800
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On June 27, 2012, John J. Micek was appointed to serve as President and Chief Executive Officer of Enova Systems, Inc. ("Enova") in addition to his current service as a director and as Chief Financial Officer, Treasurer and Secretary of Enova.

Mr. Micek, age 59, was re-appointed to Enova's Board of Directors (the "Board') in 2007 and was appointed as Chief Financial Officer, Treasurer and Secretary of the Company effective January 1, 2011. He previously served on the Board between April 1999 and July 2005. From 2000 to 2010, Mr. Micek was Managing Director of Silicon Prairie Partners, LP, a Palo Alto, California based family-owned venture fund. Since April 2010, Mr. Micek has been Managing Partner of Verdant Ventures, a merchant bank dedicated to sourcing and funding University and corporate lab spinouts in areas including cleantech and pharma. He also is admitted to practice law in California and his prior practice focused on financial services. Currently, Mr. Micek actively serves on the Board of Directors of Armanino Foods of Distinction, Innovaro Corporation and JAL/Universal Assurors. Additionally, he currently is an adjunct faculty professor in Corporate Governance and Ethics at the graduate school of Economics at the University of San Francisco. Mr. Micek was on the Board of Directors of Universal Warranty Corporation, a wholly owned subsidiary of GMACI, from 2000-2003.

On July 3, 2012, in connection with his appointment as President and Chief Executive Officer, Enova agreed to grant to Mr. Micek a stock option exercisable for three years from the date of grant to purchase 4,400,000 shares of Enova's common stock. However, the grant of such option was made conditional upon shareholder approval of an amendment to the the 2006 Equity Compensation Plan to increase the number of shares covered thereby. Such option will only become exercisable as follows: as to 50% of the shares covered thereby upon the Board of Directors approving and Enova entering into a letter of intent or similar agreement contemplating a sale of Enova and, as to the remaining 50% of the shares covered thereby, upon consummation of a sale of Enova. Enova also established certain incentive bonus awards for Mr. Micek, the payments of which are dependent upon the settlement of certain account receivables and account payables.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

Date:   July 3, 2012
By:	/s/ John Micek

Name: John Micek
Title: Chief Financial Officer